Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 26, 2010, except for Notes 1, 18 and 19, as to which the date is July 11, 2011, with respect to the consolidated financial statements of Pactiv Corporation included in the Registration Statement (Form F-4) and related Prospectus of Reynolds Group Holdings Limited for the registration of the 7.750% Senior Secured Notes due 2016, 7.750% Senior Secured Notes due 2016, 8.500% Senior Notes due 2018, 7.125% Senior Secured Notes due 2019, 9.000% Senior Notes due 2019, 7.875% Senior Secured Notes due 2019, 9.875% Senior Notes due 2019, 6.875% Senior Secured Notes due 2021, 8.250% Senior Notes due 2021 and the related guarantees by Reynolds Group Holdings Limited and other registrants named in the Registration Statement.

/s/ Ernst & Young LLP

Chicago, Illinois
November 3, 2011